Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file No. 333-659-04) and Forms F-3/A (file No. 333-114504 and file No. 333-130632) of ViryaNet Ltd. pertaining of our report dated October 29, 2009, with respect to the 2008 financial statements of ViryaNet (Pty) Ltd (a wholly-owned subsidiary of ViryaNet Ltd.), to be included in the Annual Report (Form 20-F) of ViryaNet Ltd. for the year ended December 31, 2008.

Nexia ASR

ABN 16 847 721 257

/s/ George S. Dakis

Partner

Audit & Assurance Services

Melbourne, Australia

October 29, 2009

Liability limited by a scheme approved under Professional Standards Legislation other than for the acts or omissions of financial services licensees